Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Mural Oncology, Inc., a Delaware Corporation, (“Mural”), and Vicki L. Goodman (the “Executive”), and is effective as of [      ] (the “Effective Date”).

WHEREAS, Mural desires to employ the Executive and the Executive desires to be employed by Mural commencing on the Start Date (as defined below) on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(b) Term. The term of this Agreement shall commence on a mutually agreed upon date no later than [insert date] (the “Start Date”) and shall continue until terminated in accordance with the provisions of Section 3 (such period referred to herein as the “Term”). The Executive’s employment with Mural is not subject to any fixed term and is “at will.”

(c) Position and Duties.

(i) Upon the Start Date, the Executive shall commence employment with Mural. The Executive’s role at Mural will be as Chief Medical Officer reporting to the Mural Chief Executive Officer (the “Mural CEO”).

(ii) the Executive shall devote the Executive’s full working time and efforts to the business and affairs of Mural, subject to the exceptions described in Section 4 of Exhibit B hereto.

(d) Place of Employment. The Executive’s principal place of employment with Mural will be remote, with travel to Mural’s headquarters, located in Waltham, Massachusetts as reasonably necessary for business purposes, and as agreed to between Executive and the Mural CEO, at the Executive’s expense. The Executive will also be required to travel for business at Mural’s expense as the Executive’s duties require or as reasonably requested by the Board of Directors of Mural (the “Mural Board”) or the Mural CEO.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary rate shall be $580,000 per year which shall be subject to annual review. Such review shall be by the Mural Board or the Compensation Committee of the Mural Board (the “Mural Compensation Committee”). The Executive’s annual base salary in effect at any given time is referred to herein as the “Base Salary.” The Base Salary shall be payable in a manner that is consistent with usual payroll practices for senior executives of Mural.

(b) Incentive Compensation. The Executive shall be eligible to receive annual cash incentive compensation (the “Annual Bonus”) and the Executive’s initial target Annual Bonus amount shall be 40% of the Executive’s Base Salary. The Executive’s target Annual Bonus in effect at any given time is referred to herein as the “Target Bonus.” Any Annual Bonus for the year in which the Start Date occurs shall be prorated based on the Start Date. The actual amount of the Executive’s Annual Bonus, if any, shall be determined in the sole discretion of the Mural Board or the Mural Compensation Committee, based on the achievement of pre-established performance criteria developed by the Mural Board or the Mural Compensation Committee. Except as provided in Section 4 or Section 5 below, as applicable, to receive any Annual Bonus, the Executive must be employed by Mural on the date such Annual Bonus is paid in order to earn or receive any Annual Bonus.

(c) Equity Awards.

(i) Mural New Hire Award. Subject to approval by the Mural Board or the Mural Compensation Committee, on the fifth business day following the end of the trading day period used to determine the Mural Stock Price (as defined in the Employee Matters Agreement to be entered into by and between Alkermes plc and Mural in connection with the separation of Mural from Alkermes plc) (the “Mural Grant Date”), Mural shall grant to the Executive equity awards such that the Executive holds equity awards covering ordinary shares, par value $0.01 per share, of Mural (“Mural Ordinary Shares”) equal to 1.25% of the aggregate outstanding equity of Mural (the “Mural Initial Awards”). The Mural Initial Awards shall be 65% in the form of an option (the “Mural Option”) to purchase Mural Ordinary Shares and 35% in the form of restricted share units entitling the Executive to acquire Mural Ordinary Shares (the “Mural RSU Award”). The Mural Initial Awards shall be subject to the terms and conditions of the applicable Mural equity incentive plan and the applicable award agreements. The Mural Option shall vest as to 25% of the Mural Ordinary Shares underlying the Mural Option on the first anniversary of the date Executive commenced employment with Alkermes, Inc. (“Initial Alkermes Hire Date”), and as to the remaining 75% of the Mural Ordinary Shares underlying the Mural Option in 12 equal quarterly installments on each quarterly anniversary of the Initial Alkermes Hire Date thereafter, subject to the Executive’s continuous employment with Mural through the applicable vesting date. The exercise price of the Mural Option shall be equal to the closing price of a Mural Ordinary Share on the national securities exchange on which the Mural Ordinary Shares are listed on the Mural Grant Date. The Mural RSU Award shall vest in four equal annual installments on each of the first four anniversaries of the Initial Alkermes Hire Date, subject to the Executive’s continuous employment with Mural through the applicable vesting date. Except as provided in Section 5 below or as otherwise determined by the Mural Board or the Mural Compensation Committee, any unvested portion of the Mural Initial Awards shall automatically terminate and be forfeited upon the termination of the Executive’s employment with Mural for any reason.

(d) Future Equity Awards. The Executive will be entitled to participate in Mural’s equity incentive program as may be in effect from time to time in accordance with the terms determined by the Mural Board or the Mural Compensation Committee.

(e) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with, and subject to, the policies and procedures then in effect and established by Mural for its senior executives.

(f) Other Benefits; General. The Executive shall be eligible to participate in or receive benefits under the employee benefit plans of Mural in effect from time to time, subject to the terms of such plans.

(g) Vacations. During the Term, the Executive shall be entitled to paid vacation in accordance with the applicable vacation policy of Mural. The Executive shall also be entitled to all paid holidays given by Mural to its executives.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Disability. The Employer may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question arises as to whether, during any period, the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of Mural shall, submit to Mural a certification in reasonable detail by a physician selected by Mural to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive fails to submit such certification, the determination of Mural of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Mural for Cause. The Employer may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean (i) the following conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including (A) willful failure or refusal to perform material responsibilities that have been requested by the Mural Board but only after the Executive has been afforded at least 30 days’ following written notice of such alleged failure from the Mural Board to cure such alleged failure; (B) dishonesty to the Mural Board with respect to any material matter; or (C) misappropriation of funds or property of Mural or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Mural property for personal purposes; (ii) the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material economic injury or material reputational harm to Mural or any of its subsidiaries if the Executive was to continue to be employed in the same position; (iv) repeated failure (i.e., more than two occasions in any 12 month period) in any material respect to perform the Executive’s duties under this Agreement (other than by reason of the Executive’s physical or mental illness, incapacity or disability), but only after the Executive has been afforded at least 30 days’ following written notice of such alleged failure from the Mural Board to cure such alleged failure; (v) a material violation by the Executive of any of Mural’s written employment policies relating to its business customers, vendors or employees but only after the Executive has been afforded at least 30 days’ following written notice of such alleged failure from the Mural Board to cure such alleged failure; or (vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Mural to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. Mural may terminate the Executive’s employment hereunder at any time without Cause. Any termination by Mural of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the Good Reason Process (defined below) following the occurrence of any of the following “Good Reason Conditions”: (i) a material diminution in the Executive’s title or requiring the Executive to report to anyone other than the Mural CEO; (ii) a material diminution in the Executive’s Base Salary or Target Bonus except for across-the-board salary or target bonus reductions similarly affecting all or substantially all senior management employees of Mural; but not to exceed 10% (iii) a change to the remote working relationship requiring you to be present in person and report to work in Waltham, MA or any other principal work locations of Mural or Alkermes on a regular basis; (iv) a material breach of the compensation provision of this Agreement by Mural; or (v) there is a requirement by Alkermes that you perform an act or not perform an act that you reasonably believe materially violates an applicable law, rule or regulation or constitutes fraud or violates a clear mandate of public policy. “Good Reason Process” means that (A) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (B) the Executive notifies Mural in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (C) the Executive cooperates in good faith with Mural’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;(D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period. If Mural cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by Mural or any termination by the Executive shall be communicated by written Notice of Termination to the Executive or Mural. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and the Date of Termination, if applicable, in accordance with and as defined in Section 3(g) below.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by Mural for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by Mural under Section 3(d), the date specified by Mural in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.

4. Compensation Upon Termination.

(a) Accrued Benefits. If the Executive’s employment with Mural is terminated for any reason, Mural shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); (iii) any accrued but unused vacation that accrued through the Date of Termination; and (iv) any vested retirement or welfare benefits the Executive may have under any employee benefit plan of Mural, to the extent applicable (clauses (i), (ii), (iii) and (iv) collectively, the “Accrued Benefits”). The Accrued Benefits shall be paid on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination or in accordance with the applicable plan document. To the extent applicable, the Executive shall be deemed to have resigned from all applicable officer, board member and other positions that the Executive holds with Mural or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(b) [Reserved]

(c) Termination by Mural Without Cause or by the Executive with Good Reason Outside the Change in Control Period. During the Term, if the Executive’s employment is terminated by Mural without Cause or by the Executive for Good Reason, and such termination occurs outside of the Change in Control Period (as defined below), then, subject to the Executive signing and not revoking a separation agreement containing a general release of claims against Mural and related persons and entities, in the form provided by Mural (the “Release Agreement”), within the time period provided in the Release Agreement but in no event later than 60 days following the Date of Termination (the “Release Condition”):

(i) Mural shall pay the Executive an amount equal to the sum of (A) 12 months of Base Salary plus (B) the Target Bonus;

(ii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Mural shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that Mural would have made to provide health insurance to the Executive if the Executive had remained employed by Mural until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if Mural determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Mural shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on Mural’s regular payroll dates; and

(iii) Mural shall pay the Executive the actual amount of any Annual Bonus that was earned in accordance with this Agreement with respect to the calendar year prior to the year in which the Date of Termination Occurs but that remains unpaid as of the Date of Termination (the “Prior Year’s Earned Bonus”).

The amounts payable under Section 4(c)(i) (and Section 4(c)(ii), to the extent taxable), shall be paid out in substantially equal installments in accordance with Mural’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The amount payable under 4(c)(iii) shall be paid within 60 days after the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Mural Change in Control Severance Benefits. The provisions of this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within the Change in Control Period.

(a) Change in Control Benefits. During the Term, if the Executive’s employment is terminated by Mural without Cause or if the Executive resigns from Mural for Good Reason, in either case, during the Change in Control Period, then, in addition to the Accrued Benefits, and subject to the Executive complying with the Release Condition

(i) Mural shall pay the Executive a lump sum payment in an amount equal to the sum of (A) 1.5x Base Salary and (B) 1.5x the Target Bonus;

(ii) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, Mural shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that Mural would have made to provide health insurance to the Executive if the Executive had remained employed by Mural until the earliest of (A) the 18-month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if Mural determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Mural shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on Mural’s regular payroll dates;

(iii) Mural shall pay the Executive any Prior Year’s Earned Bonus;

(iv) Mural shall pay the Executive an amount equal to the Target Bonus in effect for the year in which the Date of Termination occurs, pro-rated for the number of days the Executive is employed by Mural in the year of termination; and

(v) Notwithstanding anything to the contrary in the applicable equity documents, all outstanding Mural equity-based awards held by the Executive shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of (i) the effective date of Termination; and (ii) the effective date of the Release Agreement.

The amounts payable under Section 5(a)(i), (iii) and (iv) (and Section 5(a)(ii), to the extent taxable) shall be paid or commence to be paid within 60 days after the Date of Termination.

(b) Section 280G.

(i) In the event that the amount of any compensation, payment or distribution by Mural to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher after tax amount than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A- 24(b) or (c).

(ii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by Mural (the “Accounting Firm”), which shall provide preliminary detailed supporting calculations to Mural and the Executive at least 15 business days of the Date of Termination, as applicable, or at such earlier time as is reasonably requested by Mural or the Executive. Any determination by the Accounting Firm shall be binding upon Mural and the Executive.

(c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Change in Control” During the period of Executive’s employment with Mural, “Change in Control” shall mean:

(A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Mural, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Mural or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Mural representing 50% or more of the combined voting power of Mural’s then outstanding securities having the right to vote in an election of the Mural Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Mural);

(B) the date a majority of the members of the Mural Board is replaced during any 24-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(C) the consummation of (1) any consolidation or merger of Mural where the stockholders of Mural, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of Mural issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Mural.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by Mural which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Mural) and immediately thereafter beneficially owns 50% or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(i) The “Change in Control Period” shall mean the period beginning on the day a Change in Control occurs and ending 12 months following the Change in Control.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, Mural determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Mural or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to any party.

(e) Mural makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Continuing Obligations; Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement with Mural, attached as Exhibit B (the “Restrictive Covenants Agreement”). The Executive acknowledges and agrees that the Executive received the Restrictive Covenants Agreement with this Agreement.

8. Arbitration. Any controversy arising out of or relating to this Agreement shall be settled exclusively by binding arbitration under the auspices of JAMS in Boston, Massachusetts, in accordance with the JAMS Employment Arbitration Rules. The location for the arbitration shall be in Massachusetts. Notwithstanding the foregoing, Mural may proceed in court, without seeking arbitration, to enforce any confidentiality or restrictive covenant obligation. To the extent any court action is permitted consistent with this paragraph, the Executive and Mural waive any right to a jury. To avoid doubt, each party shall bear its own costs and attorneys’ fees in such arbitration.

9. Consent to Jurisdiction. To the extent consistent with Section 8, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11. Withholding. All payments made by Mural to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by Mural under applicable law.

12. Assignment; Successors and Assigns. Neither the Executive nor Mural may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Mural may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom Mural shall hereafter effect a reorganization or consolidation, into which Mural merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and Mural, and each of the Executive’s Mural’s respective successors, executors, administrators, heirs and (in the case of Mural) permitted assigns.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenant Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with Mural or, in the case of Mural, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of Mural.

18. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement.

MURAL ONCOLOGY, INC.

By:
Its:

EXECUTIVE